UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 16, 2008

Wachovia Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-10000	56-0898180
(Commission File Number)	(IRS Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of Principal Executive Offices)	(Zip Code)

(704) 374-6565

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed in a Current Report on Form 8-K dated June 1, 2008, the Management Resources & Compensation Committee (the “MRCC”) of the board of directors of Wachovia Corporation (“Wachovia”) will grant Lanty L. Smith, Wachovia’s Chairman and interim Chief Executive Officer, a quarterly restricted stock retainer for his services as interim Chief Executive Officer. The quarterly retainer, granted under Wachovia’s 2003 Stock Incentive Plan, will have a value of $560,000. On June 16, 2008, the MRCC granted the initial quarterly retainer to Mr. Smith. The terms and conditions of the restricted stock grant are set forth in a grant letter. The grant letter provides that Mr. Smith received 20,152 restricted stock units (“RSUs”) relating to shares of Wachovia common stock, based on the average closing price of Wachovia common stock for the 30-day period ending May 31, 2008. The grant represents the retainer for the 3-month period beginning June 1, 2008. The grant letter also sets forth the timing and manner of calculating the number of RSUs for future retainer grants, if any. Vesting for the RSUs will occur ratably on the first, second and third anniversaries of the date of grant. Vesting for unvested RSUs will accelerate upon Mr. Smith’s disability, death, or termination as a member of Wachovia’s board of directors with the consent of the MRCC. Mr. Smith will not be entitled to vote the RSUs or to receive Wachovia common stock dividends on the RSUs, but common stock dividend equivalents will be reinvested into additional RSUs. At Mr. Smith’s election, he may defer receipt of the vested RSUs.

The grant letter is attached hereto as Exhibit (10) and incorporated into this Item 5.02 by reference. The foregoing summary description of the grant letter is qualified in its entirety by reference to the grant letter.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

(10)	Grant letter, dated June 16, 2008, between Wachovia and Lanty L. Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION

Date: June 18, 2008	By:	/s/ Mark C. Treanor
	Name:	Mark C. Treanor
	Title:	Senior Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
(10)	Grant letter, dated June 16, 2008, between Wachovia and Lanty L. Smith.